As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MRI INTERVENTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2394628
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, Suite 2550 Memphis, Tennessee	38103
(Address of principal executive offices)	(Zip Code)

2013 Incentive Compensation Plan

Non-Employee Director Compensation Plan

Non-Qualified Stock Option Agreement for Robert C. Korn

(Full title of the plans)

Oscar L. Thomas

Vice President, Business Affairs

MRI Interventions, Inc.

One Commerce Square, Suite 2550

Memphis, TN 38103

(Name and address of agent for service)

(901) 522-9300

(Telephone number, including area code, of agent for service)

Copies to:

Richard F. Mattern, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

165 Madison Avenue, Suite 2000

Memphis, TN 38103

(901) 577-2343

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,250,000 Shares (2)	$1.38 (5)	$1,730,400.00	$222.88
Common Stock, $0.01 par value per share	400,000 Shares (3)	$1.41 (6)	$564,057.99	$72.65
Common Stock, $0.01 par value per share	150,000 Shares (4)	$1.63 (7)	$244,500.00	$31.49
Total	1,800,000 Shares		$2,538,957.99	$327.02

_________________________

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 1,250,000 shares of common stock issuable under the MRI Interventions, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”).

(3)	Represents 400,000 shares of common stock issuable under the MRI Interventions, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”).

(4)

Represents 150,000 shares issuable under a Nonqualified Stock Option Agreement, dated as of November 10, 2012, by and between the Registrant and Robert C. Korn (the “Stock Option Agreement”), which Stock Option Agreement was entered into pursuant to an Employment Agreement, dated as of November 10, 2012, by and between the Registrant and Robert C. Korn.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on (i) the weighted average exercise price of $1.19 per share for the 382,500 shares of common stock issuable upon exercise of outstanding options granted under the 2013 Plan, and (ii) the average of the high and low sale prices of the Registrant’s common stock of $1.47 per share, as reported on OTC Markets on October 21, 2013, with respect to the balance of the shares that have been reserved for issuance under the 2013 Plan.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on (i) the volume-weighted average price of $1.10 per share for 60,693 shares of common stock issued under the Director Compensation Plan; (ii) the volume-weighted average price of $1.41 per share for 24,760 shares of common stock issued under the Director Compensation Plan; and (iii) the average of the high and low sale prices of the Registrant’s common stock of $1.47 per share, as reported on OTC Markets on October 21, 2013, with respect to the balance of the shares that have been reserved for issuance under the Director Compensation Plan.

(7)

Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the price at which the options may be exercised for shares of common stock of the Registrant under the Stock Option Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing information required by Part I of this Registration Statement will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to Part I of Form S-8, such documents are not filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:

●

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 11, 2013, and Annual Report on Form 10-K/A for the year ended December 31, 2012 filed on August 19, 2013;

●

The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed on May 10, 2013, Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2013 filed on August 19, 2013, and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed on August 14, 2013;

●

The Registrant’s Current Reports on Form 8-K filed on January 22, 2013, January 25, 2013, February 6, 2013, March 7, 2013 (but only the Current Report on Form 8-K filed on that date containing information under Items 1.01, 2.03 and 9.01 of such form and including Exhibits 4.1 and 10.1 filed therewith), April 16, 2013, June 14, 2013, July 30, 2013 and August 13, 2013 (but only the Current Report on Form 8-K filed on that date containing information under Item 4.02 of such form); and

●

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10 (File No. 000-54575) filed on December 28, 2011, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

As permitted by Delaware law, as it now exists or may in the future be amended, the Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of directors for a breach of their fiduciary duty of care as a director to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not limit or eliminate the Registrant’s rights or any stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Delaware law, the Registrant’s bylaws also provide that:

●	the Registrant will indemnify its directors and officers to the fullest extent permitted by law; and

●	the Registrant will advance expenses to its directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The Registrant’s bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to the Registrant, regardless of whether the Registrant’s bylaws permit such indemnification. The Registrant has obtained such insurance.

In addition to the indemnification provided for in the Registrant’s certificate of incorporation and bylaws, the Registrant has entered into separate indemnification agreements with each of its directors and officers. These indemnification agreements require the Registrant, among other things, to indemnify its directors and officers for expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers, or his or her service on behalf of any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed in the Exhibit Index that immediately follows the signature pages to this Registration Statement are filed as part of or incorporated into this Registration Statement.

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, Tennessee, on this 25th day of October, 2013.

MRI Interventions, INC.

By:	/s/ Kimble L. Jenkins
Kimble L. Jenkins President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of MRI Interventions, Inc., hereby severally constitute and appoint Kimble L. Jenkins and David W. Carlson and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kimble L. Jenkins	President, Chief Executive Officer and Chairman of the Board of Directors	October 25, 2013
Kimble L. Jenkins	(Principal Executive Officer)
/s/ David W. Carlson	Chief Financial Officer	October 25, 2013
David W. Carlson	(Principal Financial and Accounting Officer)
/s/ Paul A. Bottomley	Director	October 25, 2013
Paul A. Bottomley
/s/ Charles E. Koob	Director	October 25, 2013
Charles E. Koob
/s/ James K. Malernee, Jr.	Director	October 25, 2013
James K. Malernee, Jr.
/s/ Michael A. Pietrangelo	Director	October 25, 2013
Michael A. Pietrangelo
/s/ Philip A. Pizzo	Director	October 25, 2013
Philip A. Pizzo
/s/ Andrew K. Rooke	Director	October 25, 2013
Andrew K. Rooke
/s/ Michael J. Ryan	Director	October 25, 2013
Michael J. Ryan
/s/ John N. Spencer, Jr.	Director	October 25, 2013
John N. Spencer, Jr.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen of Common Stock Certificate (1)
5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
23.1*	Consent of Cherry Bekaert LLP
23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)
24.1*	Power of attorney (included on signature page)
99.1	2013 Incentive Compensation Plan (2)
99.2	Non-Employee Director Compensation Plan (3)
99.3*	Non-Qualified Stock Option Agreement, dated as of November 10, 2012, by and between MRI Interventions, Inc. and Robert C. Korn

_______________

*	Filed herewith.

(1)

Filed as Exhibit 4.2 to the Registrant’s Amendment No. 1 to General Form for Registration of Securities on Form 10, filed with the Securities and Exchange Commission on February 9, 2012 and incorporated herein by reference.

(2)	Filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 1, 2013 and incorporated herein by reference.

(3)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2013 and incorporated herein by reference.